Exhibit 99.1

CANTERBURY PARK

1100 Canterbury Road

Shakopee, MN 55379

Canterbury Park Holding Corporation Announces

Reinstatement of Quarterly Cash Dividend

For Immediate Release

SHAKOPEE, MN – January 10, 2022 – Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC) today announced that pursuant to its dividend policy, the Company’s Board of Directors has approved the reinstatement of a quarterly cash dividend. Following this action, the Board of Directors has declared a quarterly cash dividend of $0.07 per share to be paid on January 28, 2022 to stockholders of record as of January 18, 2022.

“Since the start of the COVID-19 pandemic in early 2020, our team has worked diligently to ensure their safety and the safety of our guests in the face of constantly changing health regulations, all while continuing to focus on delivering a great customer experience. As a result, our business weathered the challenges and has benefitted from a steady recovery,” said Randy Sampson, Canterbury Park Chairman of the Board, President and CEO. “We have also seen consistent progress with the ongoing development of Canterbury Commons and the land surrounding our facility. With our building momentum and visibility into our ability to generate consistent free cash flow, we are pleased to be in the position to return capital to our loyal shareholders through the resumption of our quarterly dividend.”

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company offers live racing from May to September. The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project known as Canterbury Commons. The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement:

From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions.  These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions.  Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities, future dividends or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

# # #

Investor Contacts:

Randy Dehmer	Richard Land, Jim Leahy
Vice President and Chief Financial Officer	JCIR
Canterbury Park Holding Corporation	212-835-8500 or
952-233-4828 or investorrelations@canterburypark.com	cphc@jcir.com